Exhibit 99.1

For immediate release
May 23, 2022
Star Equity Holdings, Inc. Announces 2022 First Quarter Financial Results

Reported a 51.5% increase in Q1 2022 consolidated gross profit on a 12.1% increase in consolidated revenues

Construction division reported a 191.5% increase in gross profit on a 28.6% increase in revenue

Ended Q1 2022 with $15.0 million in cash and cash equivalents
Old Greenwich, CT. - Star Equity Holdings, Inc. (Nasdaq: STRR; STRRP) (“Star Equity” or the “Company”), a diversified holding company, reported today its financial results for the first quarter (Q1) ended March 31, 2022.
On January 24, 2022, the Company closed an underwritten public offering (the “January Offering”) of 9.5 million shares of the Company’s common stock and warrants to purchase up to 9.5 million shares of its common stock. Gross proceeds, before deducting underwriting discounts and offering expenses, were approximately $14.3 million and net proceeds were $12.7 million.
Following the sale of a portion of our Healthcare business in early 2021, all financial results for the 2022 and 2021 reporting periods, unless stated otherwise, relate to continuing operations, which include the Healthcare, Construction, and Investments divisions.
Q1 2022 Financial Highlights vs. Q1 2021 (unaudited)
•Consolidated revenues increased by 12.1% to $25.0 million from $22.4 million.
•Gross profit increased by 51.5% to $4.7 million from $3.1 million.
•Net loss from continuing operations was $3.7 million (or $0.29 per basic and diluted share) compared to a net loss from continuing operations of $0.6 million (or $0.12 per basic and diluted share).
•Non-GAAP adjusted net loss from continuing operations was $0.7 million (or $0.05 per basic and diluted share) compared to a loss of $1.7 million (or $0.35 per basic and diluted share).
•Non-GAAP adjusted EBITDA from continuing operations increased to a gain of $0.1 million from a loss of $0.9 million.
•As of March 31, 2022, cash and cash equivalents increased to $15.0 million from $13.2 million; net debt, defined as total debt less total cash and cash equivalents, decreased to ($1.7 million) from $3.6 million.
Jeff Eberwein, Executive Chairman, noted, “In the first quarter 2022 we reported improved financial and operational performance with a 12.1% increase in revenues and an improvement in margins. Our Healthcare division grew revenue by 0.8% versus the prior year quarter and gross margin improved by four percentage points to 23.7%. Our Construction division grew revenue by 28.6% due to large commercial projects at EBGL and pricing increases that we implemented to mitigate the impact of higher raw materials costs, while gross margin substantially improved due to increased pricing, improved operations, and commodity price risk mitigation. We continue to make progress toward our goal of achieving and maintaining a gross margin over 20% for our Construction division.”
Mr. Eberwein continued, “With the completion of the January Offering for gross proceeds of $14.3 million, we are now well-positioned to fund high-return internal growth investments and pursue acquisitions, which could be either bolt-ons for our Healthcare or Construction divisions or entry into a new business sector.”

Revenues
The Company’s consolidated Q1 2022 revenues increased 12.1% to $25.0 million from $22.4 million in the first quarter of the prior year.

Revenues in $ thousands	Q1 2022	Q1 2021	% change
Healthcare	$13,418	$13,307	0.8%
Construction	11,631	9,047	28.6%
Investments	158	158	—%
Intersegment elimination	(158)	(158)	—%
Total Revenues	$25,049	$22,354	12.1%

Healthcare Q1 2022 revenues increased 0.8% versus the prior year period predominately driven by an increase in revenue from radiopharmaceuticals contracts, as our business continues to recover from the COVID-19 pandemic.

Construction Q1 2022 revenues increased 28.6% to $11.6 million from $9.0 million versus the prior year period. The increase in revenues for the Construction division was due to large commercial projects for EBGL business offset by a $0.6 million decrease in revenues for KBS business. Construction division revenues accounted for 46.4% of Star Equity’s consolidated revenues in Q1 2022. Construction’s backlog and sales pipeline remain at record levels due to newly signed contracts.

Gross Profit

Gross profit (loss) in $ thousands	Q1 2022	Q1 2021	% change
Healthcare	$3,176	$2,598	22.2%
Healthcare gross margin	23.7%	19.5%	4.2%
Construction	1,586	544	191.5%
Construction gross margin	13.6%	6.0%	7.6%
Investments	59	93	(36.6)%
Investments gross margin	37.3%	58.9%	(21.6)%
Intersegment elimination	(158)	(158)	—%
Total gross profit	$4,663	$3,077	51.5%
Total gross margin	18.6%	13.8%	4.8%

Healthcare Q1 2022 gross profit increased 22.2% versus the prior year period, mainly due to the increased percentage of high margin large radiopharmaceuticals contracts.
Construction Q1 2022 gross profit increased 191.5% from the prior year period, due to an increase in revenue during the period and significantly increased pricing levels. Since mid-2021 we have been implementing higher prices to offset higher input costs in both residential and commercial projects.
Operating Expenses
On a consolidated basis, Q1 2022 sales, general and administrative (“SG&A”) expenses increased by $1.7 million, or 34.3%, versus the prior year period. Most of the increase in SG&A was associated with increased headcount, outside services, and one-time litigation costs. SG&A as a percentage of revenue increased in Q1 2022 to 27.1% versus 22.6% in Q1 2021.
Net Income
Q1 2022 net loss from continuing operations was $3.7 million, or $0.29 per basic and diluted share, compared to net loss of $0.6 million, or $0.12 per basic and diluted share, in the same period in the prior year. Q1 2022 non-GAAP adjusted net loss from continuing operations was $0.7 million, or $0.05 per basic and diluted share, compared to adjusted net loss from continuing operations of $1.7 million, or $0.35 per basic and diluted share, in the prior year period.
Non-GAAP Adjusted EBITDA
Q1 2022 non-GAAP adjusted EBITDA from continuing operations increased to a gain of $0.1 million from a loss of $0.9 million in the same quarter of the prior year due to improvements in the Company’s operations leading to increased gross profit at the Company’s Healthcare and Construction divisions.
Operating Cash Flow

Q1 2022 cash flow from operations was an outflow of $0.6 million, compared to an outflow of $2.2 million for the same period in the prior year. The decrease in outflows was due to improvements in the Company’s operations leading to increased gross profit at both the Healthcare and Construction divisions.
Preferred Stock Dividends
In Q1 2022, the Company’s board of directors declared a cash dividend to holders of our Series A Preferred Stock of $0.25 per share, for an aggregate amount of approximately $0.5 million. The record date for this dividend was March 1, 2022, and the payment date was March 10, 2022. As of March 31, 2022, we have no preferred dividends in arrears.
Subsequently on May 19, 2022, the Company’s board of directors declared a cash dividend to holders of our Series A Preferred Stock of $0.25 per share, for an aggregate amount of approximately $0.5 million. The record date for this dividend was June 1, 2022, and the payment date was June 10, 2022.
In addition, the Company intends to submit to the vote of stockholders at its 2022 Annual Meeting a proposal to amend the Certificate of Designation of the Series A Preferred Stock. This amendment, if approved by the majority of the holders of both the Series A Preferred Stock (voting as a separate class) and common stock, would amend the definition of a “change of control triggering event” to “the acquisition of more than 50% of the total voting stock of the Company.” The proposal would also amend the terms of the Series A Preferred Stock such that only the Company, rather than the holders of the Series A Preferred Stock, has the right of redemption in the event of a change of control.
Conference Call Information
A conference call is scheduled for today, May 23, 2022, at 10:00 a.m. ET (7:00 a.m. PT) to discuss the results and management’s outlook. The call may be accessed by dialing 1-877-407-9039 (international callers: +1-201-689-8470) five minutes prior to the scheduled start time and referencing Star Equity. A simultaneous webcast of the call may be accessed online from the Events & Presentations link on the Investor Relations page at starequity.com/events-and-presentations/presentations; an archived replay of the webcast will be available within 15 minutes of the end of the conference call.
If you have any questions, either prior to or after our scheduled Earnings Conference call, please e-mail admin@starequity.com or lcati@equityny.com.
Use of Non-GAAP Financial Measures by Star Equity Holdings, Inc.
This release presents the non-GAAP financial measures “adjusted net income (loss),” “adjusted net income (loss) per basic and diluted share,” “adjusted cash earnings per share”, and “adjusted EBITDA from continuing operations.” The most directly comparable measure for these non-GAAP financial measures are “net income and basic and diluted net income per share,” and “cash flows from operating activities.” The Company has included below unaudited adjusted financial information, which presents the Company’s results of operations after excluding acquired intangible asset amortization, one time transaction costs, financing costs, gain or loss from loan forgiveness, litigation costs, COVID-19 protection equipment, unrealized gain (loss) on derivatives, non-recurring gain on disposals, and income tax adjustments. Further excluded in the measure of adjusted EBITDA are stock-based compensation, interest, taxes, depreciation, and amortization.
A discussion of the reasons why management believes that the presentation of non-GAAP financial measures provides useful information to investors regarding the Company’s financial condition and results of operations is included as Exhibit 99.2 to the Company’s report on Form 8-K filed with the Securities and Exchange Commission on May 23, 2022.
About Star Equity Holdings, Inc.
Star Equity Holdings, Inc. is a diversified holding company with three divisions: Healthcare, Construction, and Investments.
Healthcare
Our Healthcare division designs, manufactures, and distributes diagnostic medical imaging products and provides mobile imaging services. Our Healthcare division operates in two businesses: (i) diagnostic services and (ii) diagnostic imaging. The diagnostic services business offers imaging services to healthcare providers as an outsourced alternative to purchasing and operating their own equipment. The diagnostic imaging business develops, sells, and maintains solid-state gamma cameras.
Construction
Our Construction division manufactures modular housing units for commercial and residential real estate projects and operates in two businesses: (i) modular building manufacturing and (ii) structural wall panel and wood foundation manufacturing, including building supply distribution operations for professional builders.
Investments
Our Investments division manages and finances the Company’s real estate assets and investments.

Forward-Looking Statements
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release that are not statements of historical fact are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking Statements include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to acquisitions and related integration, development of commercially viable products, novel technologies, and modern applicable services, (ii) projections of income (including income/loss), EBITDA, earnings (including earnings/loss) per share, capital expenditures, cost reductions, capital structure or other financial items, (iii) the future financial performance of the Company or acquisition targets and (iv) the assumptions underlying or relating to any statement described above. Moreover, forward-looking statements necessarily involve assumptions on the Company’s part. These forward-looking statements generally are identified by the words “believe”, “expect”, “anticipate”, “estimate”, “project”, “intend”, “plan”, “should”, “may”, “will”, “would”, “will be”, “will continue” or similar expressions. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described above as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the substantial amount of debt of the Company and the Company’s ability to repay or refinance it or incur additional debt in the future; the Company’s need for a significant amount of cash to service and repay the debt and to pay dividends on the Company’s preferred stock; the restrictions contained in the debt agreements that limit the discretion of management in operating the business; legal, regulatory, political and economic risks in markets and public health crises that reduce economic activity and cause restrictions on operations (including the recent coronavirus COVID-19 outbreak); the length of time associated with servicing customers; losses of significant contracts or failure to get potential contracts being discussed; disruptions in the relationship with third party vendors; accounts receivable turnover; insufficient cash flows and resulting lack of liquidity; the Company's inability to expand the Company's business; unfavorable changes in the extensive governmental legislation and regulations governing healthcare providers and the provision of healthcare services and the competitive impact of such changes (including unfavorable changes to reimbursement policies); high costs of regulatory compliance; the liability and compliance costs regarding environmental regulations; the underlying condition of the technology support industry; the lack of product diversification; development and introduction of new technologies and intense competition in the healthcare industry; existing or increased competition; risks to the price and volatility of the Company’s common stock and preferred stock; stock volatility and in liquidity; risks to preferred stockholders of not receiving dividends and risks to the Company’s ability to pursue growth opportunities if the Company continues to pay dividends according to the terms of the Company’s preferred stock; the Company’s ability to execute on its business strategy (including any cost reduction plans); the Company’s failure to realize expected benefits of restructuring and cost-cutting actions; the Company’s ability to preserve and monetize its net operating losses; risks associated with the Company’s possible pursuit of acquisitions; the Company’s ability to consummate successful acquisitions and execute related integration, as well as factors related to the Company’s business including economic and financial market conditions generally and economic conditions in the Company’s markets; failure to keep pace with evolving technologies and difficulties integrating technologies; system failures; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; and the continued demand for and market acceptance of the Company’s services. For a detailed discussion of cautionary statements and risks that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the risk factors in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. This release reflects management’s views as of the date presented.
All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

For more information contact:
Star Equity Holdings, Inc.	The Equity Group
Jeffrey E. Eberwein	Lena Cati
Executive Chairman	Senior Vice President
203-489-9501	212-836-9611
admin@starequity.com	lcati@equityny.com
(Financial tables follow)

Star Equity Holdings, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (In thousands, except for per share amounts)

	Three Months Ended March 31,
	2022	2021
Revenues:
Healthcare	$13,418	$13,307
Construction	11,631	9,047
Total revenues	25,049	22,354

Cost of revenues:
Healthcare	10,242	10,709
Construction	10,045	8,503
Investments	99	65
Total cost of revenues	20,386	19,277

Gross profit	4,663	3,077

Operating expenses:
Selling, general and administrative	6,788	5,055
Amortization of intangible assets	430	438
Gain on sale of MD Office Solutions	—	(847)
Total operating expenses	7,218	4,646

Loss from operations	(2,555)	(1,569)

Other income (expense):
Other (expense) income, net	(6)	35
Interest expense, net	(190)	(272)
Gain on forgiveness of PPP loans	—	1,220
Total other (expense) income	(196)	983

Loss from continuing operations before income taxes	(2,751)	(586)
Income tax provision	(950)	(2)
Loss from continuing operations, net of tax	(3,701)	(588)
Income from discontinued operations, net of tax	—	6,020
Net (loss) income	(3,701)	5,432
Deemed dividend on Series A perpetual preferred stock	(479)	(479)
Net (loss) income attributable to common shareholders	$(4,180)	$4,953

Net income (loss) per share—basic and diluted
Net loss per share, continuing operations	$(0.29)	$(0.12)
Net income per share, discontinued operations	$—	$1.22
Net (loss) income per share—basic and diluted*	$(0.29)	$1.10
Deemed dividend on Series A cumulative perpetual preferred stock per share	$(0.04)	$(0.10)
Net (loss) income per share, attributable to common shareholders—basic and diluted*	$(0.33)	$1.01
Weighted-average shares outstanding—basic and diluted	12,669	4,916

Dividends declared per Series A perpetual preferred stock	$0.25	$—
*Earnings per share may not add due to rounding

Star Equity Holdings, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share amounts)

	March 31, 2022 (unaudited)	December 31, 2021
Assets:
Current assets:
Cash and cash equivalents	$15,035	$4,538
Restricted cash	385	278
Investments	1,182	713
Accounts receivable, net of allowances of $1.2 million and $0.8 million, respectively	15,910	15,811
Inventories, net	10,287	8,525
Other current assets	1,977	1,998
Total current assets	44,776	31,863
Property and equipment, net	8,853	8,918
Operating lease right-of-use assets, net	5,346	4,494
Intangible assets, net	14,642	15,072
Goodwill	6,046	6,046
Other assets	1,528	1,659
Total assets	$81,191	$68,052

Liabilities, Mezzanine Equity and Stockholders’ Equity:
Current liabilities:
Accounts payable	$5,196	$4,277
Accrued liabilities	3,608	2,445
Accrued compensation	3,192	3,051
Accrued warranty	420	569
Billings in excess of costs and estimated profit	15	312
Deferred revenue	2,975	2,457
Short-term debt	13,334	12,869
Operating lease liabilities	1,422	1,253
Finance lease liabilities	559	588
Total current liabilities	30,721	27,821
Deferred tax liabilities	998	72
Operating lease liabilities, net of current portion	3,996	3,299
Finance lease liabilities, net of current portion	639	706
Other liabilities	386	412
Total liabilities	36,740	32,310

Preferred stock, $0.0001 par value: 10,000,000 shares authorized: Series A Preferred Stock, 8,000,000 shares authorized, liquidation preference ($10.00 per share), 1,915,637 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	18,988	18,988

Stockholders’ equity:
Preferred stock, $0.0001 par value: 25,000 shares authorized; Series C Participating Preferred stock, no shares issued or outstanding	—	—
Common stock, $0.0001 par value: 30,000,000 shares authorized; 15,029,410 and 5,805,916 shares issued and outstanding (net of treasury shares) at March 31, 2022 and December 31, 2021, respectively	1	—
Treasury stock, at cost; 258,849 shares at March 31, 2022 and December 31, 2021, respectively	(5,728)	(5,728)
Additional paid-in capital	162,860	150,451
Accumulated deficit	(131,670)	(127,969)

Total stockholders’ equity	25,463	16,754
Total liabilities, mezzanine equity and stockholders’ equity	$81,191	$68,052

Star Equity Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2022	2021

Net loss from continuing operations	$(3,701)	$(588)
Acquired intangible amortization	430	438
Unrealized loss (gain) on derivatives and equity securities (1)	676	(23)
Litigation costs (2)	868	2
MDOS gain (3)	—	(847)
Tenant receivable (4)	—	323
Financing cost (5)	100	132
COVID -19 Protection Equipment (6)	—	38
SBA PPP Loan forgiveness (7)	—	(1,220)
Income tax provision	950	2
Non-GAAP adjusted net loss from continuing operations	$(677)	$(1,743)

Net loss per diluted share from continuing operations	$(0.29)	$(0.12)
Acquired intangible amortization	0.03	0.09
Unrealized loss (gain) on derivatives and equity securities (1)	0.05	—
Litigation costs (2)	0.07	—
MDOS gain (3)	—	(0.17)
Tenant receivable (4)	—	0.07
Financing cost (5)	0.01	0.03
COVID -19 Protection Equipment (6)	—	0.01
SBA PPP Loan forgiveness (7)	—	(0.25)
Income tax provision	0.07	—
Non-GAAP adjusted net loss per basic and diluted share from continuing operations (8)	$(0.05)	$(0.35)
(1)Reflects adjustments for any unrealized gains or losses in derivatives value and change in fair value of investments in equity securities.
(2)Reflects one time litigation costs.
(3)Reflects the gain from the sale of MDOS.
(4)Reflects one-time write off in uncollectible tenant receivable.
(5)Reflects financing costs from our credit facilities.
(6)Reflects purchases related to COVID -19 Protection Equipment.
(7)Reflects the forgiveness of the Paycheck Protection Program.
(8)Per share amounts are computed independently for each discrete item presented. Therefore, the sum of the quarterly per share amounts will not necessarily equal to the total for the year, and sum of individual items may not equal the total.

Star Equity Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(In thousands)

For The Three Months Ended March 31, 2022	Healthcare	Construction	Investments	Star Equity Corporate	Total

Net income (loss) from continuing operations	$(940)	$(916)	$88	$(1,933)	$(3,701)
Depreciation and amortization	315	487	99	—	901
Interest expense	64	79	47	—	190
Income tax provision	950	—	—	—	950
EBITDA from continuing operations	389	(350)	234	(1,933)	(1,660)

Unrealized loss on derivatives (1)	—	676	—	—	676
Litigation costs (2)	868	—	—	—	868
Stock-based compensation	15	6	—	123	144
Financing cost (4)	5	78	17	—	100
Non-GAAP adjusted EBITDA from continuing operations	$1,277	$410	$251	$(1,810)	$128

For The Three Months Ended March 31, 2021	Healthcare	Construction	Investments	Star Equity Corporate	Total

Net income (loss) from continuing operations (7)	$645	$(512)	$75	$(796)	$(588)
Depreciation and amortization	357	479	65	—	901
Interest expense	75	197	—	—	272
Income tax provision	2	—	—	—	2
EBITDA from continuing operations	1,079	164	140	(796)	587

Unrealized gain on equity securities(1)	—	—	—	(23)	(23)
Litigation costs (2)	—	—	—	2	2
Stock-based compensation	78	—	—	51	129
Gain on disposal of MD Office Solutions (3)	(847)	—	—	—	(847)
Tenant receivable	—	323	—	—	323
Financing cost (4)	42	90	—	—	132
COVID-19 Protection Equipment (5)	38	—	—	—	38
SBA PPP Loan forgiveness(6)	—	(1,220)	—	—	(1,220)
Non-GAAP adjusted EBITDA from continuing operations	$390	$(643)	$140	$(766)	$(879)
(1)Reflects adjustments for any unrealized gains or losses in derivatives value and change in fair value of investments in equity securities.
(2)Reflects one time litigation costs.
(3)Reflects the gain from the sale of MDOS.
(4)Reflects financing costs from our credit facilities.
(5)Reflects purchases related to COVID -19 personal protection equipment.
(6)Reflects the forgiveness of the Paycheck Protection Program.
(7)Reflects the reclassification of prior year Diagnostic Services and Diagnostic Imaging net income into Healthcare segment and intercompany elimination from Construction and Investments segment.

Star Equity Holdings, Inc.
Supplemental Debt Information
(Unaudited)
(In thousands)
A summary of the Company’s credit facilities are as follows:

	March 31, 2022		December 31, 2021
	Amount	Weighted-Average Interest Rate	Amount	Weighted-Average Interest Rate
Revolving Credit Facility - Gerber KBS	$2,921	6.25%	$3,131	6.00%
Revolving Credit Facility - Gerber EBGL	2,081	6.25%	1,652	6.00%
Revolving Credit Facility - SNB	7,334	2.95%	7,016	2.60%
Total Short-term Revolving Credit Facilities	$12,336	4.29%	$11,799	3.98%
Gerber - Star Loan Principal, net	$998	6.50%	$1,070	6.25%
Short Term Loan	$998	6.50%	$1,070	6.25%
Total Short-term debt	$13,334	4.45%	$12,869	4.17%

Star Equity Holdings, Inc.
Supplemental Segment Information
(Unaudited)
(In thousands)

	Three Months Ended March 31,
	2022	2021 (1)
Revenue by segment:
Healthcare	$13,418	$13,307
Construction	11,631	9,047
Investments	158	158
Intersegment elimination	(158)	(158)
Consolidated revenue	$25,049	$22,354

Gross profit by segment:
Healthcare	$3,176	$2,598
Construction	1,586	544
Investments	59	93
Intersegment elimination	(158)	(158)
Consolidated gross profit	$4,663	$3,077

Income (loss) from continuing operations by segment:
Healthcare	$78	$837
Construction	(759)	(1,547)
Investments	59	234
Star equity corporate and intersegment elimination	(1,933)	(1,093)
Segment loss from operations	$(2,555)	$(1,569)

Depreciation and amortization by segment:
Healthcare	$315	$357
Construction	487	479
Investments	99	65
Total depreciation and amortization	$901	$901

(1) Segment information has been recast for all periods presented to reflect Healthcare as one segment. Intercompany elimination previously allocated to Investments have been reclassified to a separate line.